                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       AMERIN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                               AMERIN CORPORATION

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                               Chicago, Illinois
                                                                     May 2, 1997

To the Stockholders:

    The Annual Meeting of Stockholders of Amerin Corporation (the "Company") will be held on June 4, 1997, at 10:30 a.m., local time, at the principal executive offices of the Company, 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125, for the following purposes:

    1. To elect two Class II directors to serve for a three-year term expiring in 2000;

    2. To approve an amendment to the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan") increasing from 200,000 to 300,000 the number of shares of the Company's Common Stock with respect to which awards may be granted to any participant under the Stock Incentive Plan in any four-year period beginning on or after September 19, 1995;

    3. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for 1997; and

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only holders of record of the Company's Common Stock at the close of business on April 15, 1997, will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors

                                          Randolph C. Sailer II
                                          SECRETARY

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                               AMERIN CORPORATION
                      200 East Randolph Drive, 49th Floor
                          Chicago, Illinois 60601-7125

                              --------------------

                                PROXY STATEMENT
                              --------------------

                                  May 2, 1997

    This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Amerin Corporation (the "Company") to be used at the 1997 Annual Meeting of Stockholders of the Company on June 4, 1997, at 10:30 a.m., local time, to be held at the principal executive offices of the Company, 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about May 2, 1997. The Company's Annual Report to Stockholders for the year ended December 31, 1996 is enclosed.

    Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock") at the close of business on April 15, 1997, will be entitled to vote at the meeting. As of such date, there were 24,454,699 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote. Holders of the Company's nonvoting common stock, par value $.01 per share (the "Nonvoting Common Stock"), are not entitled to notice of, or to vote at, the 1997 Annual Meeting.

    The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the board of directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the 1997 Annual Meeting.

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material to the beneficial owners of Common Stock held of record by such record holders and will be reimbursed by the Company upon request for their out-of-pocket expenses.

    Votes cast by proxy or in person at the 1997 Annual Meeting will be tabulated by the election inspectors appointed for the 1997 Annual Meeting. The presence at the 1997 Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote shall constitute a quorum. The election inspectors will treat abstentions and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    The Company's board of directors is divided into three classes, with the directors of each class elected for a term of three years and until their successors are elected. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a three-year term. The following two incumbent directors whose terms expire at the 1997 Annual Meeting have been nominated and recommended by the board of directors for election to serve as directors for a three-year term of office ending at the 2000 Annual Meeting and thereafter until a successor is duly elected and qualified. In December 1996, as the result of the resignation of Stuart M. Brafman, Mr. Gleason, who had previously been a Class III director with a term ending in 1998, was reclassified as a Class II director with a term ending in 1997.

                Peter H. Gleason                Howard I. Hoffen

    Each of the nominees for election has agreed to serve if elected. In the event that any nominee should become unavailable for election, the board of directors may designate a substitute nominee, in which event the shares represented by proxies at the 1997 Annual Meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

STOCKHOLDER VOTE REQUIRED

    Each nominee receiving a plurality of the votes cast at the 1997 Annual Meeting will be elected as a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed, but which do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or both of the nominees will be disregarded in the calculation of a plurality of the "votes cast."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE AND DULY SIGNED AND RETURNED PROXIES WILL BE SO VOTED UNLESS YOU INDICATE OTHERWISE.

    The following table sets forth as of April 15, 1997, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company and directorships in certain other corporations.

                 NAME                   AGE            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
--------------------------------------  --- ------------------------------------------------------------
NOMINATED FOR ELECTION
For a Term Ending 2000

Peter H. Gleason .....................  52  Mr. Gleason has been a director and a Manager of J. P.
Director Since 1995                         Morgan Capital Corporation ("JPMCC") since March 1991 and
                                            was a Vice President of J.P. Morgan & Co. Incorporated from
                                            1989 through March 1991. He is also a director of Consep,
                                            Inc. He has been a director of Amerin Guaranty Corporation
                                            ("Amerin Guaranty") since July 1995.

Howard I. Hoffen .....................  33  Mr. Hoffen is currently a Principal, and from February 1994
Director since 1993                         through November 1996 was a Vice President and from
                                            September 1989 through February 1994 an Associate, at Morgan
                                            Stanley & Co. Incorporated. He is a Vice President of The
                                            Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF,
                                            Inc."), which is the general partner of the Morgan Stanley
                                            Leveraged Equity Fund II, L.P. ("MSLEF") and a Director of
                                            Coho Energy Inc. Mr. Hoffen has been a director of Amerin
                                            Guaranty since January 1993.

DIRECTORS CONTINUING IN OFFICE
Term Ending 1998

Timothy A. Holt ......................  44  Mr. Holt has been Senior Vice President of Aetna Life
Director Since 1992                         Insurance and Annuity Company since February 1996 and a Vice
                                            President of Aetna Life Insurance Company ("Aetna") since
                                            June 1987. He has been a director of Amerin Guaranty since
                                            September 1992.

Larry E. Swedroe .....................  45  Mr. Swedroe has been a principal of Buckingham Asset
Director Since 1996                         Management, Inc., a personal investment advisory firm, since
                                            May 1996. From January 1994 to April 1996, he was Vice
                                            Chairman of Residential Services Corporation of America
                                            ("RSCA"), the holding company for Prudential Home Mortgage and Lender's Service, Inc. Prior thereto, he served as a
                                            Managing Director of RSCA from November 1986 through
                                            December 1993.

                 NAME                   AGE            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
--------------------------------------  --- ------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE
Term Ending 1999

Gerald L. Friedman ...................  59  Mr. Friedman founded the Company and has been Chairman of
Director Since 1992                         the Company and Amerin Guaranty since April 1992 and
                                            President of the Company and Amerin Guaranty since December
                                            1996. Prior thereto, he founded and served as Chairman and
                                            President of Financial Guaranty Insurance Corporation from
                                            September 1983 to December 1990. Mr. Friedman began his
                                            career with Mortgage Guaranty Insurance Corporation ("MGIC")
                                            in 1961, and, from 1978 to 1981, Mr. Friedman was President of MGIC Investment Corporation, the holding company of MGIC.
                                            Mr. Friedman has been a director of Amerin Guaranty since
                                            April 1992.

Alan E. Goldberg .....................  42  Mr. Goldberg has been a Managing Director of Morgan Stanley
Director Since 1992                         & Co. Incorporated since January 1988, is Vice Chairman of
                                            MSLEF, Inc., and of Morgan Stanley Capital Partners III,
                                            Inc. Mr. Goldberg also serves as director of CIMIC Holdings
                                            Limited, Centre Cat Limited, Hamilton Services Limited,
                                            Jefferson Smurfit Corporation and several private companies.
                                            Mr. Goldberg has been a director of Amerin Guaranty since
                                            April 1992.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held five meetings during 1996. All directors attended at least 75% of the meetings of the board and any committee on which they serve held during 1996 or the portion of 1996 during which they were a director.

    The board of directors has an Audit Committee, a Compensation Committee and a Finance Committee. The board does not have a nominating or similar committee. The present members of the Audit Committee are Timothy A. Holt (Chairman), Gerald L. Friedman and Peter H. Gleason. The responsibilities of the Audit Committee include: recommending to the board of directors the independent auditors to be selected to conduct the annual audit of the books and records of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent auditors and the Company's financial and accounting staff. The Audit Committee met twice during 1996.

    The current members of the Compensation Committee are Alan E. Goldberg (Chairman) and Peter H. Gleason, who replaced Gerald L. Friedman as a member on April 21, 1997. The responsibilities of the Compensation Committee include: reviewing and approving executive compensation, including setting salaries and bonuses, approving employment agreements, establishing stock incentive plans and bonus plans and making awards thereunder and any related matters. The Compensation Committee met twice during 1996.

    The current members of the Finance Committee are Alan E. Goldberg (Chairman), Gerald L. Friedman and Howard I. Hoffen. The responsibilities of the Finance Committee include: recommending to the board of directors the investment advisor(s) to be selected to manage the investment of the Company's assets; reviewing and modifying as necessary the Company's internal investment guidelines; and reviewing the performance of the Company's investment portfolio. The Finance Committee met three times during 1996.

COMPENSATION OF DIRECTORS

    No additional compensation is paid to any director who is an employee of the Company or of any of its subsidiaries for service on the board of directors. Directors who are not representatives of the original group of five institutional investors ("Outside Directors") receive $2,000 for each board meeting attended. In addition, each Outside Director receives (i) at his or her election, either (A) $22,000 in cash or (B) an annual grant of shares of Common Stock under the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"), with the number of shares equal to $22,000 divided by the Fair Market Value (as defined below) of a share of the Company's Common Stock on the Grant Date (as defined below), and (ii) an annual grant under the Stock Incentive Plan of non-qualified options to purchase 1,000 shares of Common Stock. The options will vest in three equal installments on the first, second and third anniversaries of the Grant Date, and will be subject to an exercise price per share equal to the Fair Market Value of a share of Common Stock on the Grant Date. For purposes of the foregoing, the "Fair Market Value" of a share of Common Stock is the closing price per share of the Common Stock on the Nasdaq National Market on the first day prior to the Grant Date on which the Nasdaq National Market was open for trading. The "Grant Date" is the date of the Annual Meeting of Stockholders of the Company; provided, however, that if a director is appointed on a date other than the date of the Annual Meeting of Stockholders, the "Grant Date" in such year shall be the date of such appointment. Directors receive no additional compensation for service on committees of the board. Outside Directors are reimbursed for travel and expenses related to attendance at meetings of the board of directors or board committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the shares beneficially owned as of April 15, 1997 (except as noted) by: (i) each person or entity that is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each director of the

Company, including the nominees for reelection as directors; (iii) each Executive Officer named in the Summary Compensation Table herein; and (iv) all directors and executive officers as a group.

                                                                                           SHARES
                                                                                        BENEFICIALLY     PERCENT OF
                            NAME OF BENEFICIAL OWNER(1)                                     OWNED           CLASS
------------------------------------------------------------------------------------  -----------------  -----------
The Morgan Stanley Leveraged Equity Fund II, L.P ...................................     3,102,131 (2)         12.7%
  1221 Avenue of the Americas 33rd Floor
  New York, NY 10020

Gerald L. Friedman..................................................................       989,742 (3)          4.0%

Peter H. Gleason....................................................................       996,195 (4)          4.1%

Alan E. Goldberg....................................................................     3,102,131 (5)         12.7%

Howard I. Hoffen....................................................................     3,102,131 (5)         12.7%

Timothy A. Holt.....................................................................     1,016,938 (6)          4.2%

Larry E. Swedroe....................................................................         1,164 (7)            *

James G. Engelhardt.................................................................        49,288 (8)            *

Roy J. Kasmar.......................................................................        39,613 (9)            *

Jerome J. Selitto...................................................................       126,000 (10)           *

John F. Peterson....................................................................        83,438 (11)           *

  All directors and executive officers as a group (15 persons)......................     1,418,495 (12)         5.8%

J. & W. Seligman & Co. Incorporated ................................................     1,466,288 (13)         6.0%
  100 Park Avenue
  New York, NY 10017

--------------------

 * Less than one percent

 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be.

 (2) See note 14 for a description of a certain stockholders agreement to which the beneficial owner is a party.

 (3) Includes 7,500 shares held by the Friedman Family Foundation (the "Foundation"), a private charitable foundation, 30,000 shares held by the Gerald. L. Friedman Charitable Remainder Unitrust of 1997 (the "GLF Unitrust"), a charitable remainder trust, 30,000 shares held by the Sheree
    A. Friedman Charitable Remainder Unitrust of 1997 (the "SAF Unitrust") a charitable remainder trust, 6,875 shares (as to which Mr. Friedman disclaims beneficial ownership) held by the Sarah Beth Friedman 1989 Trust, a trust created for the benefit of Mr. Friedman's daughter, 6,875 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Rachael L. Friedman (Mr. Friedman's daughter), and 7,000 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Daniel B. Rand. See note 14 below for a description of a certain stockholders agreement to which the beneficial owner is a party.

 (4) All of the shares shown are held by JPMCC. They include 317,875 shares of Common Stock and 678,320 shares of Nonvoting Common Stock which are immediately convertible by JPMCC into Common Stock. Mr. Gleason is an officer and director of JPMCC. He may be deemed to share the power to vote and dispose of the shares of Common Stock held by JPMCC and may therefore be deemed the beneficial owner of such shares. Mr. Gleason disclaims beneficial ownership of such shares.

 (5) All of the shares shown are held by MSLEF. Mr. Goldberg and Mr. Hoffen are the Vice Chairman, and a Vice President, respectively, of MSLEF, Inc., the general partner of MSLEF. Share data shown for such individuals reflects shares shown as held by MSLEF as set forth in the table and note (2) above, as to which such individuals disclaim beneficial ownership.

 (6) All of the shares shown are held by Aetna. Mr. Holt is an officer and director of Aetna. He may be deemed to share the power to vote and dispose of the shares of Common Stock held by Aetna and may therefore be deemed the beneficial owner of such shares. Mr. Holt disclaims beneficial ownership of such shares.

 (7) Includes 334 shares of Common Stock issuable upon exercise of stock options.

 (8) Includes 37,563 shares of Common Stock issuable upon exercise of stock options.

 (9) Includes 17,778 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 91,250 shares of Common Stock issuable upon exercise of stock options.

(11) Includes 59,313 shares of Common Stock issuable upon exercise of stock options.

(12) Includes 306,979 shares of Common Stock issuable upon exercise of stock options, 996,195 shares for Mr. Gleason, 3,102,131 shares in the aggregate for Messrs. Goldberg and Hoffen and 1,016,938 shares for Mr. Holt. Messrs. Gleason, Goldberg, Hoffen and Holt have disclaimed beneficial ownership of such shares as described in Notes (4), (5) and (6) above.

(13) Share ownership number and percentage are as of December 31, 1996, the last date at which J. & W. Seligman & Co. Incorporated was required to report such ownership.

(14) The beneficial owner is a party to the Amended and Restated Shareholders Agreement, dated as of November 1, 1995, which sets forth certain rights and obligations of the parties with respect to the Common Stock of the Company and the ownership and corporate governance of the Company, as more fully described under "Certain Relationships and Related Transactions -- Stockholders Agreement" herein.

SECTION 16(a) COMPLIANCE

    Section 16 (a) of the Securities Exchange Act of 1934 requires that the Company's officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities file with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. certain reports with respect to beneficial ownership of the Company's equity securities.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations provided to the Company by each executive officer, director and 10% beneficial owner, the Company believes each such person filed on a timely basis the reports required by Section 16 (a) with respect to the beneficial ownership of equity securities of the Company during the fiscal year ended December 31, 1996 except as follows. Mr. Brafman, who retired from the Company effective December 31, 1996 and is no longer subject to Section 16, inadvertently reported late three events involving the acquisition and exercise of employee stock options covering 34 shares of Common Stock. Mr. Friedman inadvertently reported late one bona fide gift. Each of Messrs. Friedman and Brafman filed late information to finalize the estimate in his initial report of beneficial ownership on Form 3 to reflect the final number of shares of Common Stock to which he became entitled as a result of the consummation of the Company's initial public offering. In each case, however, the correct number of shares was included in all filings subsequent to the estimate in the initial Form 3. Mr. Kasmar reported two transactions on a Form 5 that was filed late.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table provides information relating to compensation for the year ended December 31, 1996 for the Chairman and the other four most highly compensated executive officers of the Company plus one additional officer who joined the Company in 1996, (collectively, the "Named Executive Officers").

                                            ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                  ---------------------------------------  ---------------------------------------
                                                                                     AWARDS              PAYOUTS
                                                                           --------------------------  -----------
                                                                           RESTRICTED    SECURITIES
                                                            OTHER ANNUAL      STOCK      UNDERLYING       LTIP        ALL OTHER
NAME AND                                                    COMPENSATION     AWARDS     OPTIONS/SARS     PAYOUTS    COMPENSATION
PRINCIPAL POSITION       YEAR      SALARY($)    BONUS($)         ($)           ($)           (#)           ($)           ($)
---------------------  ---------  -----------  -----------  -------------  -----------  -------------  -----------  -------------
Gerald L.                   1996   $ 215,000    $ 101,000        --                --            --        --                --
 Friedman ...........       1995   $ 200,000    $ 100,000        --                --            --        --                --
 Chairman, President        1994   $ 175,000    $ 100,000        --                --            --        --                --
 and
 Chief Executive
 Officer

Roy J. Kasmar(1) ....       1996   $ 143,013    $  74,000        --         $ 514,400       178,345        --         $ 105,509
 Executive Vice
 President
 and Chief Operating
 Officer

Stuart M.                   1996   $ 260,000    $  79,000        --                --            --        --                --
 Brafman(2) .........       1995   $ 250,000    $  75,000        --                --            --        --                --
 Former President and       1994   $ 225,000    $  75,000        --                --            --        --                --
 Chief Operating
 Officer

Jerome J. Selitto ...       1996   $ 245,000    $  66,000        --                --            --        --                --
 Executive Vice             1995   $ 240,000    $  45,000        --                --            --        --                --
 President                  1994   $ 235,000    $  10,000        --         $  34,164        25,750        --         $  26,357

John F. Peterson ....       1996   $ 205,000    $  68,109        --                --            --        --                --
 Senior Vice                1995   $ 200,000    $  93,600        --                --            --        --                --
 President                  1994   $ 175,000    $  65,000        --         $  34,164        25,750        --         $  26,357

James G.                    1996   $ 195,000    $  66,000        --                --            --        --                --
 Engelhardt .........       1995   $ 185,000    $  40,000        --                --            --        --                --
 Executive Vice             1994   $ 158,000    $  38,000        --         $  25,623        19,250        --         $  19,768
 President

-------------------------

(1) Mr. Kasmar joined Amerin Guaranty in May 1996 at an annual salary of $245,000. Of the amount set forth for Mr. Kasmar under "All Other Compensation," $105,190 represents payment to Mr. Kasmar with respect to relocation expenses.

(2) Mr. Brafman retired as President and Chief Operating Officer of the Company and Amerin Guaranty in December 1996.

    STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information regarding grants of stock options made during 1996 to the Named Executive Officers pursuant to the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"). No grants of stock appreciation rights were made during 1996 to any of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                         OF ASSUMED ANNUAL RATES OF
                                NUMBER OF
                               SECURITIES      % OF TOTAL                                    STOCK PRICE ANNUAL
                               UNDERLYING    OPTIONS GRANTED    EXERCISE                APPRECIATION FOR OPTION TERM
                                 OPTIONS      TO EMPLOYEES        PRICE     EXPIRATION  ----------------------------
            NAME                 GRANTED     IN FISCAL YEAR    ($/SH.)(1)      DATE         5%($)         10%($)
-----------------------------  -----------  -----------------  -----------  ----------  -------------  -------------
G. Friedman(2)...............           0             0.0%                                          0              0
                                   88,890(3)          27.0%         24.00    5/20/06    $   1,342,239  $   3,400,043
R. Kasmar(2) ................      89,275(3)          27.6%         23.13    12/19/06   $   1,322,653  $   3,351,630
S. Brafman...................           0             0.0%                                          0              0
J. Selitto(2)................           0             0.0%                                          0              0
J. Peterson(2)...............           0             0.0%                                          0              0
J. Engelhardt................           0             0.0%                                          0              0

--------------------

(1) Based on the last reported sale price of the Common Stock on the Nasdaq National Market on the business day immediately preceding the grant date.

(2) On April 21, 1997, Messrs. Friedman, Kasmar, Selitto, Peterson and Engelhardt were granted options to purchase, respectively, 278,000, 38,500, 278,000, 28,000 and 55,500 shares of Common Stock at an exercise price of $17.75 per share. Twenty percent of each of the options awards vests on each of the first five anniversaries of the award, beginning April 21, 1998. In the event that the proposed amendment to the Stock Incentive Plan set forth in Proposal 2 herein is not approved by stockholders at the 1997 Annual Meeting, the option grants to Messrs. Friedman, Kasmar and Selitto will be reduced to the extent required to comply with the Stock Incentive Plan's current limitation as to the maximum total number of shares of Common Stock with respect to which awards may be granted to any participant in the Stock Incentive Plan over any four year period beginning on or after September 19, 1995.

(3) Twenty percent of each of the options awards vests on each of the first five anniversaries of the award, beginning May 20, 1997 and December 19, 1997, respectively.

    STOCK OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES. The following table sets forth information regarding the number and value of securities resulting from the exercise of stock options by the Named Executive Officers and the underlying unexercised stock options held by the Named Executive Officers as of December 31, 1996.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES     VALUE OF UNEXERCISED IN-
                                                              UNDERLYING UNEXERCISED    THE-MONEY OPTIONS/SARS AT
                                                              OPTIONS/ SARS AT FISCAL        FISCAL YEAR END
                                     SHARES                        YEAR END (#)                  ($) (1)
                                   ACQUIRED ON      VALUE     -----------------------  ---------------------------
                                    EXERCISE      REALIZED         EXERCISABLE/               EXERCISABLE/
              NAME                     (#)           ($)           UNEXERCISABLE              UNEXERCISABLE
--------------------------------  -------------  -----------  -----------------------  ---------------------------
Gerald L. Friedman..............            0              0                    0/0                         $0/$0
Roy J. Kasmar...................            0              0              0/178,165                   $0/$389,458
Stuart M. Brafman...............           34           $766                    0/0                         $0/$0
Jerome J. Selitto...............            0              0          91,250/47,750         $1,956,158/$1,007,213
John F. Peterson................            0              0          59,313/36,937           $1,269,256/$680,710
James G. Engelhardt.............        7,000    $   133,000          37,563/34,687             $863,071/$580,822

--------------------

(1) The last reported sale price of the Common Stock on the Nasdaq National Market on December 31, 1996 ($25.75 per share) was used to determine the value of the in-the-money options. The dollar amounts shown represent the amount by which the product of such last reported sale price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

EMPLOYMENT AGREEMENT

    Amerin Guaranty had an employment agreement with Mr. Friedman providing for his continued employment as Chairman and Chief Executive Officer of Amerin Guaranty for a term expiring on May 1, 1997. Under his agreement, Mr. Friedman was obligated to devote the equivalent of at least two business days a week to Amerin Guaranty's affairs or such lesser or greater amount of time as he reasonably and in good faith determined and was not permitted to accept any other responsibilities, with or without compensation, that would be inconsistent with the services to be rendered by him under his employment agreement. He was entitled to an annual salary of $215,000, with salary increases subject to the discretion of the Compensation Committee, provided that Mr. Friedman's salary in any year would not be less than his annual salary for the preceding year. Mr. Friedman agreed in his employment agreement not to compete with the Company, Amerin Guaranty or any affiliate of either of them for 10 years following the termination of his employment, except for certain passive investments. Mr. Friedman has informed the Company that, notwithstanding the expiration of his employment agreement on May 1, 1997, he intends to maintain the level of involvement in the Company for the foreseeable future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the board of directors of Amerin Corporation is comprised of Alan E. Goldberg (Chairman) and Peter H. Gleason, who replaced Mr. Friedman as a member on April 21, 1997. Actions of the Compensation Committee require a unanimous vote, except that Mr. Friedman did not participate in consideration of his own compensation. During Mr. Friedman's tenure on the Compensation Committee, the compensation of Mr. Friedman was determined by the members of the board of directors of Amerin Corporation, none of whom (other than Mr. Friedman) is an officer or employee of Amerin Corporation. Mr. Friedman does not participate in the board's approval of his own compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company's Board of Directors and the Compensation Committee of the board of directors of Amerin Guaranty Corporation, the Company's operating subsidiary (collectively, the "Compensation Committee") have furnished the following report on executive compensation. The current members of both committees are Alan E. Goldberg (Chairman) and Peter H. Gleason. Until April 21, 1997, the Compensation Committee was comprised of Mr. Goldberg and Gerald L. Friedman. A unanimous vote of both members is required for any action or recommendation by the Compensation Committee, except that all actions or recommendations relating to Mr. Friedman's compensation while he was a member of the Compensation Committee were determined solely by Mr. Goldberg.

    COMPENSATION POLICY

    The goal of the Company's compensation policy is to attract and retain professionals of the highest quality who will help the Company achieve its business and financial objectives. In order to meet this goal, the Company must offer compensation which is competitive within the mortgage insurance industry. Because the Company is now publicly traded, executive compensation is now linked to both individual performance and the creation and maintenance of stockholder value. The compensation structure is designed to provide the opportunity for superior compensation for outstanding personal and corporate performance, as well as the possibility of significant reductions in total compensation due to poor performance. Currently, the two basic components of executive compensation are base salary and bonus.

    BASE SALARY

    The Compensation Committee will review base salary levels for executive officers each year in order to continue to meet the Company's goal of attracting and retaining executives of the highest quality. The Compensation Committee may utilize salary surveys comparing Company salary levels to those of executives who hold positions of similar overall responsibility. Salary adjustments will be based on general movement in external salary levels, individual performance, potential and changes in duties and responsibilities.

    ANNUAL BONUS COMPENSATION

    The relationship of base salary to bonus is intended to provide strong motivation for each executive officer to reach both personal and corporate goals. This relationship may vary depending on the nature and extent of the officer's responsibilities, as well as the ability of such officer to influence overall corporate performance. For bonuses paid in January 1997 with respect to 1996, half of each executive officer's annual bonus was based on the Company's attainment of pre-determined financial objectives, all of which were attained in 1996. The other half of the annual bonus was based on operating objectives and other performance goals specific to each executive officer.

    The composition of bonuses to be paid with respect to the 1997 year will vary for each executive officer. Depending on the officer, between 25% and 80% of the bonus will be based on corporate performance and between 20% and 75% will be based on attainment of performance goals specific to that officer. Officers with direct responsibility for, and greater ability to affect, Company revenues and/or expenses, have a significant effect on the ability of the Company to meet its overall operating and financial goals. As a result, the percentage of bonus based on corporate performance is higher for such officers than for officers without direct control over and responsibility for revenues and/or expenses. Annual bonuses are subject to upward adjustment at the Compensation's Committee's discretion based on significant events or achievements which took place during the course of the year which were not considered at the time the corporate and/or personal performance goals were established.

    STOCK OPTIONS

    In order to increase the likelihood of retaining the services of the most senior officers of the Company over time, the Compensation Committee and the Board of Directors recently granted stock options to Gerald L. Friedman, President and Chief Executive Officer of the Company, Roy J. Kasmar, Executive Vice President and Chief Operating Officer of Amerin Guaranty, and Jerome J. Selitto, Executive Vice President and National Director of Sales and Marketing of Amerin Guaranty. See "Executive Compensation--Option Grants in Last Fiscal Year." The Compensation Committee does not otherwise currently expect to utilize stock options as a regular component of annual executive compensation, however it may do so in the future. The Compensation Committee does currently expect that, in the event of future grants under the Stock Incentive Plan to executives, it will generally recommend grants of options to purchase shares rather than grants of shares of stock. However, the Compensation Committee may recommend grants of shares of Common Stock under the Stock Incentive Plan in connection with the recruitment of senior executives.

    SECTION 162(m) OF THE INTERNAL REVENUE CODE

    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company will be denied deductions in certain circumstances for compensation to the chief executive officer and the other four most highly compensated executive officers to the extent that compensation for any of such individuals exceeds one million dollars for a taxable year. Awards under the Company's Stock Incentive Plan are not subject to the loss of deduction rules under Section 162(m), but the other taxable components of executive compensation provided by the Company (e.g., base salary and bonus) are subject to such rules. In general the Company intends to avoid the loss of deduction under Section 162(m). In this regard, the Company generally intends to administer the Stock Incentive Plan in a manner that will cause the awards thereunder to remain deductible. Nevertheless, the Company reserves discretion to determine executive compensation in a manner which could result in the loss of deduction when doing so is in the best interests of the Company and its stockholders.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Friedman recused himself from consideration of all matters relating to his own compensation. The annual compensation awarded to the Company's chief executive officer in 1996 reflects the Company philosophy generally discussed above that compensation for executive officers should be based on Company and individual performance. Because the chief executive officer bears primary responsibility for the overall performance of the Company and the creation and maintenance of shareholder value, decisions regarding Mr. Friedman's annual compensation are based primarily on Company performance. The Compensation Committee, acting without input from Mr. Friedman, considered that the Company has made substantial progress toward its strategic objectives for 1996 under Mr. Friedman's leadership, which objectives included the continuing expansion of its business and attainment of specified earnings goals. Mr. Friedman contributed to the attainment of these objectives through his overall leadership, his role in initiating and developing the Company's relationships with important clients, and his participation in the development and marketing of new products and approaches.

    In recognition of these accomplishments, the Compensation Committee increased Mr. Friedman's salary approximately 11.9% percent in 1997 over his 1996 base salary. With respect to bonus compensation, Mr. Friedman received the maximum targeted bonus for 1996 (paid in January 1997), and the Compensation Committee increased his 1997 maximum target bonus approximately 18.8% percent over his 1996 maximum target bonus.

ALAN E. GOLDBERG, CHAIRMAN
GERALD. L. FRIEDMAN

PERFORMANCE GRAPH

    The following graph shows the cumulative total stockholder return on the Common Stock during the period from November 22, 1995, the date on which the Common Stock began trading on the Nasdaq National Market, and December 31, 1996, as compared to the returns of the Nasdaq National Market Index and the Nasdaq Financial Index. The graph assumes $100 was invested on November 22, 1995, in the Company's Common Stock at its initial offering price of $16.00 per share, the Nasdaq National Market Index and the Nasdaq Financial Index, and that all dividends were reinvested. No dividends have been declared or paid on the Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
     AMONG COMPANY, NASDAQ NATIONAL MARKET INDEX AND NASDAQ FINANCIAL INDEX
                           (COMPUTED AS OF MONTH END)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               AMERIN CORPORATION          NASDAQ STOCK MARKET-US         NASDAQ FINANCIAL
11/22/95                         $100                            $100                    $100
12/95                             167                             103                     104
12/31/96                          161                             127                     134

1992 LONG-TERM STOCK INCENTIVE PLAN

    The Company adopted the Stock Incentive Plan in 1992 to attract and retain exceptional executive personnel and other key employees, to provide performance-related incentives to achieve longer-range performance goals and to enable such employees to participate in the long-term growth and financial success of the Company. The Stock Incentive Plan was approved by the stockholders of the Company in 1992. Immediately prior to the Company's initial public offering in November 1995 (the "Offering"), the board of directors and stockholders of the Company approved an amendment and restatement of the Stock Incentive Plan that included various technical changes to such Plan and that reduced the percentage of the outstanding Common Stock available for awards under the Plan.

    The Stock Incentive Plan is administered by, and all grants of shares and options under the Stock Incentive Plan are made by, the Compensation Committee. The following awards (collectively, "Awards") may be granted under and in accordance with the Stock Incentive Plan subject to such terms and conditions as the Compensation Committee may determine: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock and restricted stock units, (iv) performance awards based upon the achievement of such performance goals during such performance period as the Compensation Committee shall establish and (v) other stock-based awards (an "Other Stock-Based Awards") consisting of an Award of shares of Common Stock or an Award based on or related to shares of Common Stock and (vi) substitute awards granted in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by or combined with the Company ("Substitute Awards"). Each Award has been and will be evidenced by an award agreement delivered to the participant specifying the terms and conditions of the Award and any rules applicable thereto.

    Subject to adjustments as described below, and taking into account the grants of options in April 1997, as of the date of this Proxy Statement, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Stock Incentive Plan is 1,174,237. Shares of Common Stock underlying Substitute Awards are not, except in the case of Substitute Awards granted to participants who are officers or directors of the Company for purposes of Section 16 of the Exchange Act, counted against the number of shares of Common Stock available for Awards under the Stock Incentive Plan. The maximum total number of shares of Common Stock with respect to which Awards may be granted to any participant is 200,000 (300,000 if the amendment of the Stock Incentive Plan described in Proposal 2 herein is approved by the Company's stockholders) with respect to Awards granted during any four-year period beginning on or after September 19, 1995. No future award under the Stock Incentive Plan is determinable. If any shares of Common Stock covered by an Award granted under the Stock Incentive Plan, or to which an Award relates, are forfeited, or if an Award is settled for cash or otherwise terminates or is cancelled without the delivery of shares, then the shares of Common Stock covered by such Award, or to which such Award relates or the number of shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted under the Stock Incentive Plan, to the extent of any such settlement, forfeiture, termination or cancellation, shall again be, or shall become, shares of Common Stock with respect to which Awards may be granted. In the event that any option or other Award granted under the Stock Incentive Plan is exercised through the delivery of shares of Common Stock, the number of shares available for Awards under the Stock Incentive Plan shall be increased by the number of shares surrendered, to the extent permissible under applicable law. Notwithstanding the foregoing, the shares of Common Stock covered by the options previously granted under the Stock Incentive Plan and the shares of Common Stock previously issued under the Stock Incentive Plan to Mr. Brafman before the Offering, which options and shares were cancelled upon the consummation of the Offering, are not available again for Awards. Any employee or prospective employee of the Company or any of its affiliates (including any officer or employee-director) may be designated as a participant in the Stock Incentive Plan.

    Subject to the provisions of the Stock Incentive Plan and applicable law, the Compensation Committee has full power and authority to (i) designate eligible individuals as participants in the Stock Incentive Plan, (ii) determine the type or types of Awards to be granted under the Stock Incentive Plan, (iii) determine the form and substance of grants made under the Stock Incentive Plan to each participant, and the conditions and restrictions subject to which such grants are made, (iv) interpret and administer the Stock Incentive Plan, (v) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Stock Incentive Plan and (vi) make any other determination and take any other action that it deems necessary or desirable for the administration of the Stock Incentive Plan including antidilution and similar adjustments to the terms and conditions of Awards and to the number of shares of Common Stock available for Awards under the Stock Incentive Plan.

    Both incentive stock options subject to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options (together with incentive stock options, the "Options") may be granted under the Stock Incentive Plan at such exercise prices as the Compensation Committee shall establish, provided, that such exercise price is not less than 100% of the fair market value of the Common Stock on the date the Option is granted. Options become exercisable at such times and subject to such terms as the Compensation Committee may determine at the time of grant. Although incentive stock options generally may not have a term of more than 10 years, there is no limit on the term of non-qualified stock options under the Stock Incentive Plan. A participant may pay the exercise price of an Option and any applicable withholding amounts in cash, by check, in nonforfeitable, unrestricted shares of Common Stock, pursuant to a cashless exercise arrangement with a broker that is a member of the NASD, or by a combination of the foregoing.

    Stock appreciation rights ("SARs') may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs shall not be exercisable earlier than six months after the grant date and shall have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the grant, or, in the case of a stock appreciation right granted in tandem with or in addition to another Award, at the time of grant of such related Award. An SAR entitles the holder to receive an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the SAR.

    Restricted stock and restricted stock units are subject to risks of forfeiture and restrictions on transfer determined by the Compensation Committee at the time of grant. Without limiting the generality of the foregoing, such a risk of forfeiture may lapse based upon the performance of services by the participant, the passage of time or the occurrence of specified events, and such a restriction on transfer may include rights of repurchase or first refusal in the Company. Upon the lapse of such risks of forfeiture and restrictions on transfer, a recipient of a share of restricted stock will hold an unrestricted share of Common Stock, and a recipient of a restricted stock unit will receive payment equal to the value of a share of Common Stock (which may be paid in cash, Common Stock or other property). Dividends paid on shares of restricted stock may be paid directly to the participant or reinvested in shares of restricted stock or restricted stock units, as determined by the Compensation Committee.

    Performance awards entitle the participant to an award denominated in cash or shares of Common Stock and payable upon the attainment of predetermined performance objectives, as specified by the Compensation Committee. Such awards are paid at such time and in such manner as the Compensation Committee may determine.

    An Other Stock-Based Award consists of any right that is based on, related to or payable in shares of Common Stock other than an Option, share of restricted stock, restricted stock unit or performance award. An Other Stock-Based Award may be subject to such terms and conditions as the Compensation Committee may determine. In addition, the Compensation Committee in its discretion may provide that a participant will receive dividends or dividend equivalent payments in connection with an Other Stock-Based Award. The price at which securities may be purchased pursuant to any Other Stock-Based Award granted by the Company shall not be less than 100% of the fair market value of the securities to which such Other Stock-Based Award relates on the date of grant.

    An Award may be exercised only by the participant during the participant's lifetime, or, if permissible under applicable law, by the participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a "QDRO"). In addition, no Award that constitutes a "derivative security," for purposes of Section 16 of the Exchange Act, may be assigned, alienated, transferred or encumbered by a participant other than by will, by the laws of descent and distribution or pursuant to a QDRO.

    No Awards may be granted under the Stock Incentive Plan after December 31, 2005.

    Grantees under the Stock Incentive Plan are required to vote their Common Stock received pursuant to the Stock Incentive Plan as directed by the Company to effectuate the composition of the Company's board of directors as contemplated by the Stockholders Agreement.

    The Stock Incentive Plan may be amended or terminated by the board of directors at any time; provided, however, that no such amendment or termination shall be made without the approval of the Company's stockholders if such approval is necessary to comply with any tax or regulatory requirement. In addition, the Compensation Committee may amend, suspend, discontinue, cancel or terminate any granted Award (including without limitation, by resetting the exercise price, performance goals or other terms of the Award or by replacing the Award with an Award of a different form or type relating to the same or a different number of shares of Common Stock), but no such amendment, suspension, discontinuance, cancellation or termination that would impair the rights of a participant in the Stock Incentive Plan or any holder of an Award will be effective without the consent of such participant or holder.

    The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Stock Incentive Plan based on U.S. federal income tax laws in effect on January 1, 1997. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

    NON-QUALIFIED STOCK OPTIONS. In general: (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of Common Stock and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

    INCENTIVE STOCK OPTIONS. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

    If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

    STOCK APPRECIATION RIGHTS. No income will be recognized by the recipient of a stock appreciation right in connection with the grant of such stock appreciation right. When a stock appreciation right is exercised, the recipient thereof normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any other nonrestricted property, received pursuant to such exercise.

    RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The recipient of restricted stock or restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of such stock or units reduced by any amount paid by the participant at such time as the shares or units are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of such shares or units will have taxable ordinary income on the date of transfer of the shares or units equal to the excess of the fair market value thereof (determined without regard to the restrictions) over the purchase price, if any, of the shares or units (an "83(b) election"). If an 83(b) election has not been made, any dividends received with respect to restricted stock subject to restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

    PERFORMANCE AWARDS. No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any other nonrestricted property received.

    SPECIAL RULES APPLICABLE TO OFFICERS AND DIRECTORS. In limited circumstances where the sale of stock that is received as the result of a grant of an Award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above.

TAX CONSEQUENCES TO THE COMPANY OR A SUBSIDIARY

    To the extent and at the time that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services generally will be entitled to a corresponding deduction, provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) the deduction of the income is not disallowed in whole or in part by the $1 million deduction limitation applicable to certain compensation paid to executives of publicly-held corporations, and (iii) any applicable withholding obligations are satisfied. As a consequence of the foregoing, the Company or the subsidiary for which a participant performs services will not be entitled to a deduction corresponding to the timely exercise of an incentive stock option granted to such participant. With respect to the $1 million deduction limitation, the Company and the Compensation Committee will seek to maximize the deductibility of the compensation paid by the Company to the extent that doing so is consistent with their other compensation policies and objectives.

                         STOCK INCENTIVE PLAN BENEFITS

    Grants or awards under the Stock Incentive Plan from the inception of the Stock Incentive Plan through April 21, 1997 were made to the named executive officers, other officers, key employees and directors, as indicated in the table below.

                                                                                  STOCK
                                                                                 OPTIONS       RESTRICTED SHARES
                                                                                 GRANTED            AWARDED
                                                                GRANT/AWARD    -----------  -----------------------
                     NAME AND POSITION                             YEAR          NUMBER      NUMBER    VALUE ($)(1)
------------------------------------------------------------  ---------------  -----------  ---------  ------------
Gerald L. Friedman..........................................          1992              --         --           --
  Chairman, President                                                 1993              --         --           --
  and Chief Executive                                                 1994              --         --           --
  Officer                                                             1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997         278,000         --           --

Roy J. Kasmar (2)...........................................          1996         178,165     21,835   $  514,400
  Executive Vice President                                            1997          38,500         --           --
  and Chief Operating Officer

Stuart M. Brafman (3).......................................          1992       4,375,000    750,000   $  210,000
  Former President and Chief                                          1993              --         --           --
  Operating Officer                                                   1994              --         --           --
                                                                      1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997              --         --           --

Jerome J. Selitto...........................................          1992         113,000     28,250   $  119,780
  Executive Vice President                                            1993              --         --           --
                                                                      1994          26,000      6,500   $   34,190
                                                                      1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997         278,000         --           --

John F. Peterson............................................          1992          70,500     17,625   $   74,730
  Senior Vice President                                               1993              --         --           --
                                                                      1994          26,000      6,500   $   34,190
                                                                      1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997          28,000         --           --

James G. Engelhardt.........................................          1992          53,000     13,250   $   56,180
  Executive Vice President                                            1993              --         --           --
                                                                      1994          19,250      4,875   $   25,643
                                                                      1995              --         --           --
                                                                      1996              --         --           --
                                                                      1997          55,500         --           --

Executive Group.............................................          1992         395,000    848,875   $  629,230
                                                                      1993          35,500      8,875   $   37,630
                                                                      1994         151,750     38,125   $  200,538
                                                                      1995          31,000      2,250   $   11,925

Executive Group (continued)                                           1996         237,130     21,835   $  514,400
                                                                      1997         794,000         --           --

Non-Executive Director Group................................          1992              --         --           --
                                                                      1993              --         --           --
                                                                      1994              --         --           --
                                                                      1995              --         --           --
                                                                      1996           1,000        830   $   21,995
                                                                      1997              --         --           --

Non-Executive Officer.......................................          1992          35,000      8,875   $   37,630
  Employee Group                                                      1993          35,500      8,875   $   37,630
                                                                      1994          51,500     13,000   $   68,380
                                                                      1995          38,900         --           --
                                                                      1996          18,612         --           --
                                                                      1997          14,000         --           --

--------------------

(1) Reflects value on date of award.

(2) Mr. Kasmar joined Amerin Guaranty on date of award.

(3) Pursuant to the provisions of an Amended and Restated Management Stock and Voting Agreement entered into among the Company, Mr. Friedman and Mr. Brafman as a condition of their employment, which agreement was further amended prior to consummation of the Offering, upon consummation of the Offering Mr. Brafman became entitled to all of the 750,000 previously restricted shares of Common Stock and 34 of the previously issued options. The remaining 4,374,966 options were cancelled.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    STOCKHOLDERS AGREEMENT

    The Company, MSLEF, JPMCC, Aetna, First Plaza Group Trust (a trust organized for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries) and Leeway & Co. (a nominee for the Long Term Investment Trust, formerly known as the AT&T Master Pension Trust) (collectively, the "Principal Stockholders") and Mr. Friedman and Stuart M. Brafman and certain "Permitted Transferees" (as defined in the Stockholders Agreement) are parties to the Amended and Restated Shareholders Agreement, dated as of November 1, 1995 (the "Stockholders Agreement"), which sets forth certain rights and obligations of the parties with respect to the Common Stock of the Company and the ownership and corporate governance of the Company, as described below.

    DESIGNATION AND ELECTION OF DIRECTORS.

    Each party to the Stockholders Agreement other than JPMCC and each grantee under the Stock Incentive Plan (each, a "Plan Grantee") is required to vote its shares of Common Stock and each party to the Stockholders Agreement is required to take such other action necessary to elect to the board persons designated for election in accordance with the following procedures: (i) MSLEF may designate one member of the board so long as it and its Permitted Transferees hold at least 2.5% of the aggregate outstanding Common Stock and Nonvoting Common Stock (collectively, "Common Equity") and an additional member of the board so long as they hold at least 5% of the aggregate outstanding Common Equity; (ii) Aetna may designate one member of the board so long as it and its Permitted Transferees hold at least 2.5% of the aggregate outstanding Common Equity; and (iii) a majority in number of the Principal Stockholders (other than JPMCC and MSLEF), acting together with their Permitted Transferees, may designate a representative or employee of any of the Principal Stockholders as an additional member of the board, provided that not more than two members of the board may be representatives, employees or affiliates of the same Principal Stockholder or its Permitted Transferees. In addition, each party to the Stockholders Agreement other than JPMCC and each Plan Grantee is required to vote its shares of Common Stock and each party to the Stockholders Agreement is required to take such other action necessary such that, so long as Mr. Friedman is an employee of the Company, Amerin Guaranty or Amerin Re, Mr. Friedman will be a member of the board. The foregoing provisions of the Stockholders Agreement terminate if the Principal Stockholders and Messrs. Brafman and Friedman, together with their Permitted Transferees and the Plan Grantees, collectively own less than 20% of the outstanding Common Equity.

    Notwithstanding the foregoing, any party to the Stockholders Agreement that holds (together with its Permitted Transferees) two-thirds of the outstanding shares of Common Equity held by the Principal Stockholders and Messrs. Brafman and Friedman and Permitted Transferees is entitled to designate at least two-thirds of the members of the board. As of April 15, 1997, the Company's single largest shareholder owned 38.6% of the outstanding Common Equity held by the Principal Stockholders and Messrs. Brafman and Friedman and Permitted Transferees and, therefore, no party to the Stockholders Agreement has the right to designate at least two-thirds of the board.

    Upon the request of a party to the Stockholders Agreement designating a director, each party to the Stockholders Agreement other than JPMCC and each Plan Grantee is required to vote its shares of Common Stock and each party to the Stockholders Agreement is required to take such other action necessary to remove and designate a replacement for such director.

    REGISTRATION RIGHTS.

    The stockholders party to the Stockholders Agreement have demand registration rights with respect to "Registrable Stock" (as defined therein) held by them. One or more of such stockholders may demand registration so long as (i) the Registrable Stock sought to be registered constitutes at least 10% of the outstanding Common Equity, or (ii) if such group includes Mr. Friedman or Mr. Brafman, the Registrable Stock sought to be registered by Mr. Friedman and Mr.Brafman, in the aggregate, constitutes at least 1% of the outstanding Common Equity, provided that any demand pursuant to the foregoing clause (ii) may only be made once in any 12 month period. In addition, if at any time prior to the tenth anniversary of the consummation of the Company's initial public offering the Company proposes to file a registration statement under the Securities Act of 1933, as amended ("Securities Act"), either for its own account or the account of others (other than a registration statement relating to employee benefit or compensation plans, business combinations, exchange offers with existing security holders or certain other types of registrations), then each other party to the Stockholders Agreement has the opportunity, subject to certain procedures, restrictions and priorities, to register such number of shares of Registrable Stock as such stockholder may request, in which case the Company is obligated to use its best efforts to permit the inclusion in the registration statement of the Registrable Stock so requested to be included on the same terms and conditions as any similar securities of the Company included therein.

    The Company has agreed to pay all expenses associated with the exercise of registration rights under the Stockholders Agreement other than underwriting fees, discounts or commissions attributable to the sale of Registrable Stock or any out-of-pocket expenses of the selling stockholders. Under the Stockholders Agreement, the Company on the one hand and each stockholder selling Registrable Stock on the other hand have agreed to indemnify each other for certain liabilities, including liabilities under the Securities Act. The foregoing registration rights were exercised with respect to a secondary public offering of 4,025,000 shares (including 525,000 shares sold pursuant to an over-allotment option) of Common Stock consummated on February 20, 1997. Pursuant to the limitations on registration rights discussed above, such registration rights cannot be exercised again until February 20, 1998.

    AFFILIATE TRANSACTIONS.

    The Stockholders Agreement requires that any transactions between the Company, Amerin Guaranty or Amerin Re on the one hand and any other party thereto or any of their affiliates on the other hand must be on an arm's length basis and requires the approval of the majority of the disinterested members of the board.

    OTHER PROVISIONS.

    The Stockholders Agreement provides certain "tag along" rights, allowing stockholders party thereto to participate in private and open market sales of Common Stock proposed by other stockholders party thereto, and certain "drag along" rights, allowing three (but not including JPMCC) of the five Principal Stockholders holding at least 55% of the Common Equity then held by the Principal Stockholders, Messrs. Friedman and Brafman, Permitted Transferees and the Plan Grantees (but not including Common Equity held by JPMCC and its Permitted Transferees) to require the other stockholders party thereto to sell all or a portion of their shares of Common Equity, to the same purchaser and on the same terms as the stockholders originally proposing such sales. The "tag along" rights terminate at such time as less than 20% of the outstanding Common Equity is held by stockholders party to the Stockholders Agreement and the Plan Grantees.

    The Stockholders Agreement places a variety of other requirements and restrictions on transfers of Common Equity held by the stockholders party thereto. Any sales must be made in accordance with applicable securities laws. Any transfer other than to a permitted transferee must generally be a sale for cash unless each other stockholder party to the Stockholders Agreement consents. Transfers may not be made if the board has determined in its sole discretion and good faith judgment that the proposed transferee is or is potentially adverse to certain interests of the Company or a competitor of the Company.

    Messrs. Friedman and Brafman have agreed in the Stockholders Agreement not to compete with the Company, Amerin Guaranty, Amerin Re or any of their respective affiliates for, in the case of Mr. Friedman, 10 years following the termination of employment, and in the case of Mr. Brafman, 3 years following the termination of employment, except for certain passive investments. Mr. Brafman retired from the Company and Amerin Guaranty in December 1996.

    LOANS

    Pursuant to an employment agreement between Mr. Friedman and Amerin Guaranty, in order to provide assistance with the tax liability, if any, associated with the grant to Mr. Friedman of shares pursuant to the Management Agreement (the "Friedman Shares"), Mr. Friedman has the right to borrow from Amerin Guaranty an amount equal to such tax liability. Such loan would have a term of five years and bear interest (payable at maturity) at the prime rate at the time the loan is made, would be prepayable in whole or in part by Mr. Friedman at any time or from time to time and would be accelerated to the extent of any cash proceeds from sales by Mr. Friedman of the Friedman Shares. No loans have been made by Amerin Guaranty to Mr. Friedman and no amounts are outstanding.

    Pursuant to an employment agreement between Amerin Guaranty and Stuart M. Brafman, in April 1992 Amerin Guaranty lent Mr. Brafman $80,000 to provide assistance with the tax liability associated with the grant to Mr. Brafman of shares pursuant to the Management Agreement (the "Brafman Shares"). The loan has a term of five years and bears interest (payable at maturity) at the rate of 6% (the prime rate at the time the loan was made), is prepayable in whole or in part by Mr. Brafman at any time or from time to time and will be accelerated to the extent of any cash proceeds from sales by Mr. Brafman of the Brafman Shares. The terms of the loan provided that, if Mr. Brafman is employed by Amerin Guaranty or any affiliate on April 30, 1997, the amount of such loan plus accrued interest shall be forgiven and treated as a bonus. Notwithstanding Mr. Brafman's retirement in December 1996, pursuant to action of the Board of Directors of the Company, the amount of such loan plus accrued interest will be forgiven and treated as a bonus.

    The Company also agreed to loan to Mr. Brafman, at Mr. Brafman's election, the amount of the exercise price of options to purchase Common Stock granted to Mr. Brafman under the Stock Incentive Plan in April 1992 (the "Brafman Options"). Such loans were to be for a term of five years, with full recourse, secured by the shares issued upon exercise of such options (the "Option Stock"), and to bear interest (payable at maturity) at the prime rate at the time of the loan. None of such option exercise loans have been made to date. Upon consummation of the Offering in November, 1995, all options to purchase shares of Common Stock then held by Mr. Brafman were cancelled (except for options covering 34 shares). Mr. Brafman exercised such 34 options in December 1996 without electing to borrow the exercise price from the Company.

    In addition, in the event that Mr. Brafman (or his estate or legal representative) is determined to be liable for income tax (i) following an audit (at which time Mr. Brafman shall be obligated to promptly notify Amerin and keep Amerin fully informed as to the progress thereof) related to the Brafman Shares or the 83(b) election made by Mr. Brafman with respect to the Brafman Shares (an "Audit Circumstance"), or (ii) upon the exercises of the Brafman Options, Amerin agreed to loan to Mr. Brafman the amount of the associated tax liability (and, in the case of an Audit Circumstance, reasonable attorney's fees). Such loan would have a term of five years and bear interest (payable at maturity) at the prime rate of interest at the time of the loan, will be prepayable in whole or in part by Mr. Brafman at any time or from time to time and will be accelerated to the extent of any cash proceeds from sales by Mr. Brafman of Brafman Shares or Common Stock realized from the exercise of the Brafman Options or any principal payments made on any notes delivered in payment for any Brafman Shares or Common Stock realized from the exercise of the Brafman Options. Such loan would be secured by the Brafman Shares and Common Stock realized from the exercise of the Brafman Options and all other assets of Mr. Brafman.

TRAVEL AGENCY RELATIONSHIP

    Since April 1992, the Company has utilized the services of two travel agencies for substantially all of the Company's business travel needs. The spouse of Stuart M. Brafman, who retired as President and Chief Operating Officer of the Company and Amerin Guaranty in December 1996 has been an employee of each such agency. Because the Company typically uses travel services provided by national airlines, hotel and car rental companies, the Company believes that its travel expenses are not materially different from those it would incur from a different vendor of travel services. As is customary, the Company is not charged directly for the services provided by its travel agencies; travel agencies earn commissions based upon prevailing practice in the airline, hotel, car rental and other travel related businesses. The Company cannot estimate the amount of commissions it has generated in favor of its travel agencies. The Company spent $1,073,334 on travel expense in 1996.

PRINCIPAL STOCKHOLDERS

    The Company has invested and may in the future continue to invest short-term funds with an affiliate of MSLEF, one of the Principal Stockholders. As of December 31, 1996, the balance of such invested funds was $0. An affiliate of MS&Co has provided, and may in the future provide, advisory services to the Company.

2. APPROVAL OF AMENDMENT OF THE 1992 LONG-TERM STOCK INCENTIVE PLAN

    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, a public company will be denied deductions in certain circumstances for compensation to the chief executive officer and the four other most highly compensated executive officers to the extent that compensation for any of such individuals exceeds one million dollars for a taxable year. Under special transition rules in the Section 162(m) regulations for newly-public companies, Awards under the Company's 1992 Long-Term Stock Incentive Plan (the "Stock Incentive Plan") were not subject to the loss of deduction rules under Section 162(m). However, the Board of Directors has unanimously adopted an amendment to the Stock Incentive Plan. This amendment will increase from 200,000 to 300,000 the number of shares of the Company's Common Stock with respect to which awards may be granted to any participant under the Stock Incentive Plan in any four-year period beginning on or after September 19, 1995. The amendment was adopted by the Board of Directors in order to increase the ability of the Company to retain the services of its most senior executives over time.

    Upon the adoption of this amendment, Awards under the Stock Incentive Plan are no longer eligible for the special transition rules for newly-public companies and are subject to the loss of deduction rules under Section 162(m). The loss of deduction rules under Section 162(m), however, contain exceptions for certain awards under stock-based compensation plans, provided that the plans are approved by the stockholders of the plan's sponsor. The stock-based awards under the Stock Incentive Plan generally are intended to qualify for these exceptions. Thus, if the Stock Incentive Plan, as amended, is approved by the Company's stockholders, the Awards under such plan which otherwise satisfy the requirements of the exceptions to the Section 162(m) rules will not be taken into account in determining whether any portion of a grantee's compensation exceeds one million dollars or is non-deductible by the Company. A description of the Stock Incentive Plan is set forth herein under the caption "1992 Long-Term Stock Incentive Plan."

    The stockholders are being asked to approve the Stock Incentive Plan as amended by the Board in the manner described above. In order to be approved, this proposal must receive the affirmative vote of a majority of the shares entitled to vote at the 1997 Annual Meeting. If the stockholders do not approve the Stock Incentive Plan as amended, the amendment will be void and the Stock Incentive Plan will remain subject to the special transition rules for newly-public companies until the earliest of the date on which all shares available under the Stock Incentive Plan have been granted, the date of a material amendment to the Stock Incentive Plan or the 1999 Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK INCENTIVE PLAN, AS AMENDED, AND DULY SIGNED AND RETURNED PROXIES WILL BE SO VOTED UNLESS YOU INDICATE OTHERWISE.

3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors proposes that the stockholders ratify the recommendation of the Audit Committee of Ernst & Young LLP to serve as the Company's independent auditors for the 1997 fiscal year. The board of directors anticipates that representatives of Ernst & Young LLP will be present at the 1997 Annual Meeting to respond to appropriate questions, and will have an opportunity, if they so desire, to make a statement.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS AND DULY SIGNED AND RETURNED PROXIES WILL BE SO VOTED UNLESS YOU INDICATE OTHERWISE.

                               OTHER INFORMATION

    The Company has no reason to believe that any other business will be presented at the 1997 Annual Meeting of Stockholders, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

    Stockholder proposals to be presented at the 1998 Annual Meeting must be received by the Company on or before December 31, 1997, for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Secretary of the Company. In addition, the Company's By-Laws contain certain requirements with respect to the submission of proposals and the nomination of directors at any stockholder meeting.

    The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the Investor Relations Department, 200 East Randolph Drive, 49th Floor, Chicago, Illinois 60601-7125.

                                          AMERIN CORPORATION

                                   Appendix A
                                   Proxy Card

                                     PROXY
           1997 ANNUAL MEETING OF SHAREHOLDERS OF AMERIN CORPORATION

Gerald L. Friedman and Randolph C. Sailer II, and each of them, are hereby appointed proxies, with full power of substitution, to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Amerin Corporation to be held at the offices of Amerin Corporation, 200 East Randolph Drive, 49th Floor, Chicago, Illinois, on June 4, 1997 at 10:30 a.m., Local Time, and at any adjournments thereof, as follows, hereby revoking any proxy heretofore given.

1. ELECTION OF TWO DIRECTORS:

                 PETER H. GLEASON AND HOWARD I. HOFFEN

    / / FOR all nominees listed above         / / WITHHOLD AUTHORITY
        (except as marked to the contrary)        to vote for all nominees
                                                  listed above

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

    --------------------------------------------------------------------------

2. Amendment to the Amerin Corporation 1992 Long-Term Stock Incentive Plan to increase the maximum number of shares that may be awarded to a participant.

                     / / FOR     / / AGAINST   / / ABSTAIN

              (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

3. Selection of Ernst & Young LLP as independent auditors for the 1997 fiscal year.

                     / / FOR     / / AGAINST   / / ABSTAIN

4. In their discretion on such matters as may properly come before the meeting, all set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.

   THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CHOICE IS INDICATED, WILL BE VOTED FOR ITEMS 1, 2 & 3.


                             Dated: __________________________________, 19____

                             _________________________________________________

                             _________________________________________________
                             (Please sign exactly as name appears hereon. If stock is owned by more than one person, all owners should sign. If signing as attorney, administrator, executor, guardian or trustee, please indicate such capacity. A proxy given by a corporation should be signed by an authorized officer.)

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THIS CORPORATION

                                   Appendix B
                              Stock Incentive Plan

                               AMERIN CORPORATION

                          Amendment and Restatement of

                       1992 Long-Term Stock Incentive Plan

                              As of April 21, 1997


          SECTION 1. PURPOSE. The purposes of this Amerin Corporation 1992 Long-Term Stock Incentive Plan are to promote the interests of Amerin Corporation and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees of the Company and its Affiliates, as defined below; (ii) motivating such employees by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees to participate in the long-term growth and financial success of the Company.

          SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

     "Affiliate" shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

     "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award or other Stock-Based Award.

     "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

     "Board" shall mean the Board of Directors of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" shall mean (i) a committee of the Board designated by the Board to administer the Plan and composed of not less than the minimum number of persons from time to time required by Rule 16b-3 and Section 162(m), each of whom, to the extent necessary to comply with Rule 16b-3 and Section 162(m) only, is a "disinterested person" or "outside director" within the meaning of Rule 16b-3 or Section 162(m) respectively, or (ii) if at any time such a committee has not been so designated by the Board, the Board.

     "Company" shall mean Amerin Corporation, together with any successor thereto.

     "Employee" shall mean an employee or prospective employee of the Company or of any Affiliate.

     "Exchange Act" shall mean the Securities Act of 1934, as amended.

     "Fair Market Value" shall mean the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion.

     "Incentive Stock Option" shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

     "Non-Qualified Stock Option" shall mean a right to purchase shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

     "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

     "Other Stock-Based Award" shall mean any right granted under Section 10 of the Plan.

     "Participant" shall mean any Employee selected by the Committee to receive an Award under the Plan.

     "Performance Award" shall mean any right granted under Section 9 of the Plan.

     "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

     "Plan" shall mean this Amerin Corporation 1992 Long-Term Stock Incentive Plan.

     "Restricted Stock" shall mean any Share granted under Section 8 of the Plan.

     "Restricted Stock Unit" shall mean any unit granted under Section 8 of the Plan.

     "Rule 16b-3" shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

     "SEC" shall mean the Securities and Exchange Commission or any other successor thereto and shall include the Staff thereof.

     "Section 162(m)" shall mean Section 162(m) of the Code or any successor provision thereto.

     "Shares" shall mean the common shares of the Company, $.01 par value, or such other securities of the Company as may be designated by the Committee from time to time.

     "Stock Appreciation Right" shall mean any right granted under Section 7 of the Plan.

     "Substitute Awards" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

          SECTION 3. ADMINISTRATION. (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award;
(v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

          (b) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee.

          SECTION 4.  SHARES AVAILABLE FOR AWARDS.

          (a) SHARES AVAILABLE. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 8,300,000, and the maximum number of Shares with respect to which Awards may be granted under the Plan to any Participant shall be 5,125,000 with respect to Awards granted before September 19, 1995, and 300,000 with respect to Awards granted during any four-year period beginning on or after September 19, 1995. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award is settled for cash or otherwise terminates or is cancelled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan, to the extent of any such settlement, forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards under the Plan shall be increased by the number of Shares surrendered, to the extent permissible under Rule 16b-3. Notwithstanding the foregoing, upon the consummation of the initial public offering of the common stock, par value $.01 per share, of the Company, the Option previously granted hereunder to Stuart M. Brafman shall be cancelled without the delivery of Shares, and the Shares covered by such Option shall not again be Shares with respect to which Awards may be granted.

          (b) ADJUSTMENTS. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate
Section 422(b)(1) of the Code, as from time to time amended.

          (c) SUBSTITUTE AWARDS. Any Shares underlying Substitute Awards shall not, except in the case of Shares with respect to which Substitute Awards are granted to Employees who are officers or directors of the Company for purposes of Section 16 of the Exchange Act or any successor section thereto, be counted against the Shares available for Awards under the Plan.

          (d) SOURCES OF SHARES DELIVERABLE UNDER AWARDS. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

          SECTION 5. ELIGIBILITY. Any Employee, including any officer or employee-director (or prospective officer or employee-director) of the Company or any Affiliate, who is not a member of the Committee, shall be eligible to be designated a Participant.

          SECTION 6.  STOCK OPTIONS.

          (a) GRANT. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

          (b) EXERCISE PRICE. The Committee shall establish the exercise price at the time each Option is granted, which price, except in the case of Options that are Substitute Awards, shall not be less than 100% of the per Share Fair Market Value on the date of grant.

          (c) EXERCISE. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

          (d) PAYMENT. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in cash, or its equivalent, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest), by deferred payment from the proceeds of sale on the date of exercise (through a cashless exercise arrangement acceptable to the Committee with a broker that is a member of the National Association of Securities Dealers, Inc.) of some or all of the Shares to which the exercise relates, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such option price.

          SECTION 7.  STOCK APPRECIATION RIGHTS.

          (a) GRANT. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Stock Appreciation Rights shall not be exercisable earlier than six months after grant, and except for Stock Appreciation Rights which are Substitute Awards, shall have an exercise price of not less than 100% of the Fair Market Value of the Shares on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with or in addition to another Award, at the time of grant of such related Award.

          (b) EXERCISE AND PAYMENT. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof, provided that the Committee may for administrative convenience determine that, with respect to any Stock Appreciation Right which is not related to an Incentive Stock Option and which can only be exercised for cash during limited periods of time in order to satisfy the conditions of Rule 16b-3, the exercise of such Stock Appreciation Right for cash during such limited period shall be deemed to occur for all purposes hereunder on the day during such limited period on which the Fair Market Value of the Shares is the highest. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted prior to such determination as well as Stock Appreciation Rights thereafter granted. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

          (c) OTHER TERMS AND CONDITIONS. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

          SECTION 8.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

          (a) GRANT. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

          (b) TRANSFER RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions -applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant's legal representative.

          (c) PAYMENT. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion.


          SECTION 9.  PERFORMANCE AWARDS.


          (a) GRANT. The Committee shall have sole and complete authority to determine the Employees who shall receive a "Performance Award", which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

          (b) TERMS AND CONDITIONS. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

          (c) PAYMENT OF PERFORMANCE AWARDS. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

          SECTION 10.  OTHER STOCK-BASED AWARDS.

          (a) GENERAL. The Committee shall have authority to grant to eligible Employees an "Other Stock-Based Award", which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. Except in the case of an Other Stock-Based Award that is a Substitute Award, the price at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan, or the provision, if any, of any such Award that is analogous to the purchase or exercise price, shall not be less than 100% of the Fair Market Value of the securities to which such Award relates on the date of grant.

          (b) DIVIDEND EQUIVALENTS. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this
Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.


          SECTION 11.  AMENDMENT AND TERMINATION.

          (a) AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

          (b) AMENDMENTS TO AWARDS. The Committee may waive any conditions or rights under, amend any terms (including, without limitation, terms regarding exercise price and performance goals) of, or alter, suspend, discontinue, cancel, terminate or replace (including, without limitation, with an Award of a different form or type relating to the same or a different number of Shares), any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

          (c) ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

          (d) CANCELLATION. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award.


          SECTION 12.  GENERAL PROVISIONS.

          (a)  NONTRANSFERABILITY.

          (i) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order ("QDRO"), as determined by the Committee.

          (ii) No Award that constitutes a "derivative security", for purposes of Section 16 of the Exchange Act, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

          (b) NO RIGHTS TO AWARDS. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

          (c) SHARE CERTIFICATES. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (d) DELEGATION. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section.

          (e) WITHHOLDING. To the extent that the Company or any Affiliate is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company or such Affiliate for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company or such Affiliate for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. The Company or such Affiliate and the Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

          (f) AWARD AGREEMENTS. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of a Participant and the effect, if any, of a change in control of the Company.

          (g) NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

          (h) NO RIGHT TO EMPLOYMENT. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

          (i) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

          (j) GOVERNING LAW. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Illinois.

          (k) SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

          (l) OTHER LAWS. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

          (m) NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

          (n) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

          (o) HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

          SECTION 13.  TERM OF THE PLAN.

          (a) EFFECTIVE DATE. The Plan shall be effective as of the date of its approval by the shareholders of the Company.

          (b) EXPIRATION DATE. No Award shall be granted under the Plan after December 31, 2005. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after December 31, 2005.